ENGLISH TRANSLATION - XIAN OFFICE TENANCY AGREEMENT


CONTRACT

AGRICULTURAL BANK OF CHINA XIAN BRANCH (hereafter called PARTY A)

EURO TECH (CHINA) LTD (hereafter called PARTY B)

The following agreement has been made between PARTY A and PARTY B for the purpose of leasing the premises:

1) Period of renting:

      1.    Effective 10/11/97 till 9/11/99.

      2. Upon expiry date, if PARTY B wants to continue to rent the premises, he should approach PARTY A 2 months ahead and renew the contract. The rental fee will be adjusted according to the market fluctation. However, if PARTY B is not ready to renew the contract, he should inform PARTY B two months ahead.

      3. If PARTY B wants to terminate the contract before expiry date, he should notify PARTY A 3 months ahead and the contract will be terminated upon return of the premises without damages.

      4. During the contracted period except by irresistible reasons such as natural calamities, PARTY A has no right to terminate the contract or prevent PARTY B for using the premises.

2) Price of the premises:

The premises is room 11004, net area is 22 sq m, rental fee is RMBl,800.-plus electricity and management fee RMB1,200.-

3) Payment method:

      1. Payment in advance, 10 days after effective of this contract, PARTY B has to pay 3 months rental fee to PARTY A.

      2. PARTY B has to guarantee that the rental fee will be paid on time, if delay occurs, within 15 days, a surcharge of 0.3% will be imposed, over 15 days, PARTY A has the right to terminate the contract, and PARTY B must leave the premises. electricity, water supplies and communication channel will be cut off.

4) Responsibilities of both parties:

      1. PARTY A is responsible for management of the premises (except for irresistible reasons); to provide water, electricity, air condition, toiletery facilities free of charge. PARTY B is not allowed to install cooking stove, heavy penalty will be imposed. Should PARTY B want to install
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            additional electricity facility, he need to get approval from PARTY
            A and agree to pay for the extra electricity fee. PARTY B must guarantee the no damages inside the premises and compensate for damages if any.

      2. PARTY A will provide PARTY B the following services: the cleansing of gate door, escalators, common area. PARTY B should obey the laws of the country and the regulations set by PARTY A. PARTY B should not conduct illegal businesses inside the premises; should not carry exposive, hazardous, polluted goods and animals inside the premises; should take fire, crime prevention and other necessary actions to protect the security of the premises. PARTY a is not reponsible for PARTY B's economic loss.

      3. Renovation with no effect on the construction of the property and approval must be obtained from PARTY B and he is reponsible for all expenses in this matter. PARTY A should closely cooperate with PARTY B.

      4. During the contracted period, PARTY B has the right to use the premises but cannot transfer the right to other party. Contract would be terminated immediately if transfer is found. PARTY B is reponsible for the loss incurred.

      5. Should advertising space is required by PARTY B. he have to pay the advertising fee set by PARTY A.

      6. Telephone set will be connected to the premises by PARTY A but PARTY B is reponsible for the telephone fee.

      7.    PARTY A must arrange appropriate parking space.

5) Others:

      1. Any other matters not mentioned above but agreed by both parties can be added as supplement.

      2. This contract is in one set four copies, each party holds two valid copies.

      3. This contract is valid after signing and terminated upon terms set above and settlement of all expenses.


SIGNED BY PARTY A               SIGNED BY PARTY B



4/11/97                         4/11/97